Exhibit 10.28

Award Agreement for
Restricted Stock Units under the Recro Pharma, Inc.
2018 Amended and Restated Equity Incentive Plan

THIS AWARD AGREEMENT FOR RESTRICTED STOCK UNITS (this “Agreement”) is made by Recro Pharma, Inc. (the “Company”) to the participant named on the grant schedule attached hereto (the “Grantee”), dated as of the date set forth on the grant schedule attached hereto (the “Grant Date”).

RECITALS

WHEREAS, the Company desires to award Restricted Stock Units to the Grantee under the Recro Pharma, Inc. 2018 Amended and Restated Equity Incentive Plan (the “Plan”), pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.Grant Schedule.  Certain terms of the grant of Restricted Stock Units are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.

2.Grant of Restricted Stock Units.  As of the Grant Date, pursuant to the Plan, the Company hereby awards to the Grantee the target number of Restricted Stock Units set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement and the Plan.  The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.  Capitalized terms used but not defined herein, including the Grant Schedule, will have the same meaning as defined in the Plan.

3.Grant Date.  The Grant Date of the Restricted Stock Units is set forth on the Grant Schedule.

4.Performance Goals.  The number of Restricted Stock Units earned hereunder will vary between zero and the maximum percentage of the target number of Restricted Stock Units set forth on the Grant Schedule.  The determination of the actual number of Restricted Stock Units earned will be based on actual performance during the performance period indicated on the Grant Schedule, relative to the performance goals set forth on the Grant Schedule.  Any Restricted Units that have not been earned as of the completion of the applicable performance period will be forfeited at that time.

5.Vesting.

a.Any earned Restricted Stock Units will vest and become payable only if the Grantee remains in continuous service with the Company through the date set forth on the Grant Schedule (the “Vesting Date”).  For purposes of this Agreement, service with the Company will include service with an Affiliate (for only so long as such entity remains an Affiliate).

b.Notwithstanding the foregoing and Section 8(a)(ii) of the Plan, if the Grantee’s service ceases due to his or her death or Disability, the service requirement described in Section 4(a) above will be waived, this Award will remain outstanding and any Restricted Stock Units earned upon conclusion of the applicable performance period will be deemed immediately vested.

c.Notwithstanding Section 8(a)(ii) of the Plan, no vesting of this Award will occur in connection with the Grantee’s Retirement.

6.Transferability.  The Restricted Stock Units are not transferable or assignable, other than by will or by the laws of descent and distribution.  Any attempt to transfer Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Stock Units.

7.Termination of Employment.  Except as otherwise provided in Section 4(b) above, upon cessation of the Grantee’s service with the Company for any reason, any Restricted Stock Units that are unvested as of the date of such cessation (even if otherwise earned) will then be immediately and automatically forfeited.

8.Issuance of Shares.

a.Within (30) days following the Vesting Date (in the case of Restricted Stock Units vesting under Section 4(a)) or within 2½ months following the end of the applicable performance period (in the case of Restricted Stock Units vesting under Section 4(b)), the Company shall issue to the Grantee, either by book-entry registration or issuance of a stock certificate or certificates, a number of shares of Common Stock equal to the number of earned Restricted Stock Units that have vested.  Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of Restricted Stock Units if it reasonably determines that such settlement will violate federal securities laws or any other applicable law.  Any shares of Common Stock issued to the Grantee hereunder shall be fully paid and non-assessable.

b.The Company may require as a condition of the issuance of shares pursuant to Section 8(a) hereof that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the issuance of such shares.  The Board, in its sole discretion, may permit the Grantee to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the applicable issuance date, with fractional shares being settled in cash.

c.The Grantee will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Restricted Stock Units, until shares of Common Stock are issued in settlement of such Restricted Stock Units pursuant to Section 8(a) hereof.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Grantee will have all of the rights of a stockholder.

d.With respect to any grant of Restricted Stock Units that vests in whole or in part based on the Company's achievement of financial or operating results, if it is determined by the Board that gross negligence, intentional misconduct or fraud by Grantee caused or partially caused the Company to restate all or a portion of its financial statements, the Board shall, to the extent permitted by law, require repayment of shares delivered pursuant to the vesting of the Restricted Stock Units, and/or effect the cancellation of unvested Restricted Stock Units, if (i) the vesting of the Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the extent of vesting of the Award would have been less had the financial statements been correct. The required repayment or cancellation shall be such as will put the Grantee in the same position relative to vesting of the Award as the Grantee would have been in had the financial statements been correct.

9.Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Common Stock is traded.  The Board may require, as a condition of the issuance of shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding or stop order, as the Board, in its sole discretion, deems necessary or desirable.  The Grantee specifically understands and agrees that shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Grantee may be required to hold the shares indefinitely unless they are registered under the 1933 Act or an exemption from such registration is available.

10.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.

11.Tax Treatment; Withholding.

a.This Award is intended to be exempt from the requirements of Section 409A of the Code and should be interpreted accordingly.  Nonetheless, the Company does not guaranty the tax treatment of this Award.

b.The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable or property transferable to Grantee any taxes required to be withheld by federal, state or local law as a result of the grant, vesting or settlement of this Award.

12.Right of Discharge Preserved.  The grant of Restricted Stock Units hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries or Affiliates.

13.The Plan. By accepting this Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan.  Pursuant to the Plan, the Board or its committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate.  By accepting this Award, the Grantee acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or its committee upon any questions arising under the Plan.

14.Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

15.Company Policies.  In consideration for the grant of this Award, the Grantee agrees to be subject to all policies of the Company regarding clawback, securities trading and hedging or pledging of securities, as in effect from time to time.

16.Entire Agreement.  The Grant Schedule and this Agreement, together with the Plan, represents the entire agreement between the parties with respect to this Award and supersedes any prior agreement, written or otherwise, relating to this Award.

[signature page follows]

The Award is made by the Company as of the Grant Date.

RECRO PHARMA, INC.

By:

Name:J. David Enloe, Jr.

Title:Chief Executive Officer

Date:

In order to indicate your acceptance of this award of Restricted Stock Units subject to the restrictions and upon the terms and conditions set forth above, in the Agreement and in the Plan, please execute and immediately return to the Company the enclosed duplicate original of this Grant Schedule and the Agreement.

ACCEPTED AND AGREED,
Intending to be legally bound:

Date:

Grant Schedule

Grantee’s Name:

Grant Date:

Target Number of Restricted Stock Units:

Vesting Date:

Performance Period:

Performance Goal and Scale:

The measurement of performance will be made in the sole discretion of the Board.  The Board may, in its sole discretion, adjust any performance goal to reflect the effects of changes in accounting principles, corporate transactions or other similar events or transactions.

Effect of Change of Control: